FILED # C15144-01 JUL 05 2001

IN THE OFFICE OF DEAN HELLER

DEAN HELLER, SECRETARY OF STATE

Articles of Merger Between

Telnet World Communications Inc. a Utah Corporation

and GiveMePower, Corporation

a Nevada Corporation

1.     Plan of Merger: Attached hereto.

2.     No shareholders approval is required for the adoption of the plan by GiveMePower, Corporation (Nevada).

3.     The shareholders of Telnet World Communications, Inc (Utah) approved the merger at a shareholders meeting held June 15, 2001 by a vote of 1,966,915 for and 0 against. There were 3,625,837 shares outstanding.

Dated this 15th day of June, 2001.

Telnet World Communications, Inc. (Utah)

/S/ W.V. WALTON

W.V. Walton, President

GiveMePower, Corporation (Nevada)

/S/ W.V. WALTON

W.V. Walton, President

Telnet World Communications, Inc. (Utah)

/S/ TODD NOBLE

Todd Noble, CFO, Secretary & Treasurer

GiveMePower, Corporation (Nevada)

/S/ TODD NOBLE

Todd Noble, CFO, Secretary & Treasurer

Plan of Merger

This Plan of Merger is entered into June 15, 2001 between Telnet World Communication Inc, a Utah Corporation, herein after referred to as Telnet, and GiveMePower, Corporation, a Nevada corporation, hereinafter referred to as GiveMePower.

General Statements

Telnet is a Utah Corporation. GiveMePower is a Nevada Corporation.

Terms and Conditions

This merger shall be effected for the purpose of changing the domicile of Telnet to the State of Nevada by exchanging the stock of GiveMePower for Telnet. GiveMePower shall be the surviving corporation.

Conversion of Shares

Each Share of Telnet shall be exchanged for a share of GiveMePower.

Effective Date

The effective date of this Plan of Merger shall be the latter of the dates of filing the Articles of Merger with the State of Utah or the State of Nevada.

Telnet World Communication (Utah)

/S/ W.V. WALTON

W.V. Walton, President

GiveMePower, Corporation (Nevada)

/S/ W.V. WALTON

W.V. Walton, President